UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 14, 2006

Viva International, Inc.

(Exact name of Registrant as specified in charter)

Nevada	0-30440	22-3537927
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

954 Business Park Drive, Traverse City, MI	49686
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (231) 946-4343

Item 5.02 Departure of Directors or Principal Officers, Appointment of Principal Officers.

(a) (1) As of March 9, 2006, Viva International, Inc. has accepted the resignation of Syed A. Hasan as the Company’s Chief Executive Officer and President. Mr. Hasan was also removed from the Company’s Board of Directors on March 9, 2006.

(i)	Resignation accepted as of March 9, 2006.

(ii) None

(iii)Executive was by Board of Director resolution reassigned from the day to day operations of Corporate subsidiaries in Puerto Rico and the Dominican Republic to assisting the Company in an executive capacity from his home in Roswell, Georgia. Without offering specific circumstances for his resignation, Mr. Hasan none the less resigned. The Company initially refused to accept the resignation of Mr. Hasan and Mr. Hasan in defiance of the Company’s Board returned to the Dominican Republic but has been denied access to the Corporate offices maintained there. There being no likelihood of salvaging the retention of Mr. Hasan as an executive the Company reconsidered Mr. Hasan’s resignation and accepted same. Mr. Hasan’s removal as an executive and his less than cooperative manner in handling his reassignment caused the remaining Board Members to have him also dismissed as a Director effective March 9, 2006 as in agreement with the acceptance of Mr. Hasan’s resignation as an officer.

(a) (2) None.

(a) (3) (c) The Company has appointed Robert J. Scott as their Chief Executive Officer and Rudolpho Dominguez as their President effective as of March 9, 2006 the date that Mr. Hasan’s resignation from these positions was accepting. No additional compensation has been provided to Mr. Scott as a result of having accepting this appointment. The Company is negotiating compensation terms and conditions of Mr. Dominguez’s appointment and has agreed in principal that Mr. Dominguez would be retained at a minimum level of compensation of $100,000 per annum.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits----None

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 14, 2006

Viva International, Inc.

By: /s/ Robert Scott
Robert Scott, Chairman of the Board
Chief Executive Officer
Chief Financial Officer